As filed with the Securities and Exchange Commission on April 1, 2026

Registration Nos. 333-257914

333-267149

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-257914

Form S-8 Registration Statement No. 333-267149

UNDER

THE SECURITIES ACT OF 1933

BLUE FOUNDRY BANCORP

(Exact name of registrant as specified in its charter)

Delaware	86-2831373
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

19 Park Avenue, Rutherford, New Jersey	07070
(Address of Principal Executive Offices)	(Zip Code)

Blue Foundry Bank 401(k) Plan

Blue Foundry Bancorp 2022 Equity Incentive Plan

(Full Title of Plans)

Curtis J. Myers

Chairman, Chief Executive Officer and President

Fulton Financial Corporation

One Penn Square, P.O. Box 4887

Lancaster, Pennsylvania 17604

(Name and address of agent for service)

(717) 291-2411

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relating to each of the following Registration Statements on Form S-8 (collectively, the “Prior Registration Statements”) is being filed by Blue Foundry Bancorp (“Blue Foundry”) to terminate all offerings under the Prior Registration Statements and to deregister any and all shares of Blue Foundry common stock, par value $0.01 per share (the “Shares”), together with any and all plan interests and other securities registered but unsold as of the date hereof thereunder (note that the Share numbers listed below do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim):

1.

Registration Statement on Form S-8, File No.  333-257914, filed with the Securities and Exchange Commission (the “Commission”) on July 15, 2021, relating to the registration of 770,819 Shares that may be purchased with employee contributions to the Blue Foundry Bank 401(k) Plan.

2.

Registration Statement on Form S-8, File No.  333-267149, filed with the Commission on August 29, 2022, relating to the registration of 3,993,150 Shares issuable pursuant to the Blue Foundry Bancorp 2022 Equity Incentive Plan.

On November 24, 2025, Blue Foundry entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Fulton Financial Corporation, a Pennsylvania corporation (“Fulton”), pursuant to which, on April 1, 2026, Blue Foundry merged with and into Fulton (the “Merger”), with Fulton surviving the Merger. Following the Merger, Blue Foundry Bank, a New Jersey-chartered stock savings bank and wholly owned subsidiary of Blue Foundry (“Blue Foundry Bank”), will operate as a separate, wholly owned subsidiary of Fulton until Blue Foundry Bank merges with and into Fulton Bank, N.A., a national banking association and wholly owned subsidiary of Fulton (“Fulton Bank”), with Fulton Bank continuing as the surviving bank, which is expected to occur during the summer of 2026 around the time of systems conversion.

In connection with the Merger, Blue Foundry has terminated all offerings of Blue Foundry’s securities pursuant to the Prior Registration Statements. Accordingly, pursuant to the undertakings made by Blue Foundry in the Prior Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, this Post-Effective Amendment No. 1 hereby removes from registration all of such securities registered under the Prior Registration Statements that remain unsold as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Blue Foundry certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Prior Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Lancaster, Pennsylvania on April 1, 2026.

FULTON FINANCIAL CORPORATION (as successor by merger to Blue Foundry Bancorp)

By:	/s/ Natasha R. Luddington
Name: Natasha R. Luddington
Title: Senior Executive Vice President, Chief Legal Officer and Corporate Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to the Prior Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.